                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                             THE DEXTER CORPORATION
                (Name of Registrant as Specified in Its Charter)
                             THE DEXTER CORPORATION
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

(LOGO)                                                    THE DEXTER CORPORATION

        ONE ELM STREET - WINDSOR LOCKS, CONNECTICUT 06096 - 203/627-9051

                            NOTICE OF ANNUAL MEETING

                                                                   March 9, 1995

     The annual meeting of the shareholders of The Dexter Corporation (the "Company") will be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut, on Thursday, April 27, 1995 at 10:00 A.M., local time, for the following purposes:

     (1) To elect directors;

     (2) To ratify the selection by the Company's Board of Directors of the firm of Coopers & Lybrand as auditor of the Company for the year 1995;

     (3) To consider and act upon a shareholder proposal that the Board of Directors adopt a policy concerning severance agreements with officers and directors; and
     (4) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 24, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          BRUCE H. BEATT,
                                          Secretary

     You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please indicate your votes on the enclosed proxy and date, sign and return it in the addressed envelope which requires no postage. If you wish, you may withdraw your proxy at any time prior to the voting.

(LOGO)                                                    THE DEXTER CORPORATION

        ONE ELM STREET - WINDSOR LOCKS, CONNECTICUT 06096 - 203/627-9051

                                                                   March 9, 1995
                                PROXY STATEMENT

     This proxy statement is furnished to the shareholders of The Dexter Corporation (the "Company"), in connection with the solicitation of proxies to be used in voting at the annual meeting of the shareholders of the Company to be held on Thursday, April 27, 1995. The accompanying proxy is solicited on behalf of the Board of Directors of the Company. This Proxy Statement and the accompanying proxy were first mailed to shareholders on March 9, 1995.

     A person giving the accompanying proxy has the power to revoke it at any time before the voting.

     The Company will bear the costs of the solicitation of proxies, which may include the reasonable expenses of brokerage firms and others for forwarding proxies and proxy materials to the beneficial owners of the Common Stock of the Company. In addition, the Company has retained Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, NY 10022, to assist in soliciting proxies, for which services the Company will pay a fee of $5,000, plus handling, postage and out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited by employees of the Company personally or by telephone or telegram. An additional fee will be paid to Morrow & Co., Inc. if it is engaged to solicit proxies by telephone.

                               VOTING SECURITIES

     The only outstanding voting securities of the Company are the shares of its Common Stock, $1 par value, 24,415,454 of which were outstanding as of February 24, 1995, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting. Each share is entitled to one vote.

                                SHARE OWNERSHIP

     The following table sets forth information, as of December 31, 1994, with respect to the beneficial ownership of shares of the Common Stock of the Company by (1) certain major shareholders of the Company, (2) each director and nominee for director of the Company, (3) each of the executive officers named in the Summary Compensation Table set forth below, and (4) all directors, nominees and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the Securities and Exchange Commission, under which a person may be deemed to be the beneficial owner of shares of such Common Stock if such person has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of such rules more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

                                                                   SHARES OF
                                                                  COMMON STOCK      PERCENTAGE OF
                                                                  BENEFICIALLY      COMMON STOCK
                         SHAREHOLDERS                             OWNED(1)(6)      OUTSTANDING(1)
                         ------------                             ------------     ---------------
Mitchell Hutchins Institutional Investors Inc. and related
  entities, 1285 Avenue of the Americas, New York, New York
  10019.......................................................      2,454,800           10.05%(2)
State Farm Mutual Automobile Insurance Company and related
  entities, One State Farm Plaza, Bloomington, Illinois
  61701.......................................................      1,276,873            5.24%(2)
David L. Coffin, c/o The Dexter Corporation, One Elm Street,
  Windsor Locks, Connecticut 06096............................        726,493            2.98%(3)
David L. Coffin, Deborah L. Coffin, David L. Coffin, Jr. and
  Fleet Bank, N.A., Trustees under deed dated April 30, 1957 of Dexter D. Coffin, for David L. Coffin et al., c/o Fleet
  Bank, N.A., One Constitution Plaza, Hartford, Connecticut
  06115.......................................................        665,852            2.73%(4)(7)

                                                                   SHARES OF
                                                                  COMMON STOCK      PERCENTAGE OF
                                                                  BENEFICIALLY      COMMON STOCK
                         SHAREHOLDERS                             OWNED(1)(6)      OUTSTANDING(1)
                         ------------                             ------------     ---------------
Dexter D. Coffin, Jr., Mary K. Coffin, Andrew C. Chase and
  Fleet Bank, N.A., Trustees under deed dated April 30, 1957 of Dexter D. Coffin, for Dexter D. Coffin, Jr. et al., c/o
  Fleet Bank, N.A., One Constitution Plaza, Hartford,
  Connecticut 06115...........................................      1,075,716            4.41%(5)(7)
Directors, Nominees and Executive Officers:
K. Grahame Walker.............................................        157,531                *
Robert E. McGill, III.........................................         59,404                *
T. Daniel Clark...............................................         32,407                *
Kathleen Burdett..............................................         17,966                *
R. Barry Gettins..............................................         30,375                *
Charles H. Curl...............................................            700                *
Bernard M. Fox................................................          1,500                *
Robert M. Furek...............................................          1,200                *
Martha Clark Goss.............................................            815                *
Peter G. Kelly................................................          1,150                *
Jean-Francois Saglio..........................................            700                *
Glen L. Urban.................................................            700                *
George M. Whitesides..........................................          2,200                *
All Directors, Nominees and Executive Officers as a
  Group (16 persons)..........................................        356,412            1.46%

- ---------------
(1) The shares reported above as beneficially owned by the following persons include shares which may be purchased within 60 days following December 31, 1994 by the exercise of stock options granted under the Company's stock option plans: K. Grahame Walker -- 107,249; Robert E. McGill, III -- 48,334;
    T. Daniel Clark --26,150; Kathleen Burdett -- 15,616; R. Barry
    Gettins -- 25,625; and "All Directors, Nominees and Executive Officers as a Group" -- 347,447. The shares reported above also include shares issued to the following persons pursuant to the Long Term Incentive Plan as more fully described on pages 9-10 of this proxy statement: K. Grahame
    Walker -- 12,500; Robert E. McGill, III -- 7,450; T. Daniel Clark -- 3,000; Kathleen Burdett -- 2,350; R. Barry Gettins -- 4,000; and "All Directors, Nominees and Executive Officers as a Group" -- 37,000. Shares issued pursuant to the Long Term Incentive Plan are subject to forfeiture, but may be voted by the holders thereof unless and until forfeited. Percentages of Common Stock of less than 1% are indicated by an asterisk.

(2) Shareholdings as of December 31, 1994, as reported on the Schedule 13G most recently filed by such shareholder.

(3) Of the 726,493 shares shown in the table as owned by David L. Coffin, 706,493 are held by Fleet Bank, N.A., trustee of a trust created by David L. Coffin which he can revoke at any time, and 20,000 are held by Fleet Bank, N.A. under an escrow agreement with David L. Coffin. Mr. Coffin's wife owns an additional 17,375 shares, in which he disclaims any beneficial ownership.

(4) David L. Coffin is the primary beneficiary of this trust. The power to vote and dispose of the shares owned by the trust is held by a majority of its three individual trustees.

(5) Dexter D. Coffin, Jr. is the primary beneficiary of this trust. The power to vote and dispose of the shares owned by this trust is held by a majority of its three individual trustees. Mr. Coffin's wife owns an additional 225,000 shares, in which he disclaims any beneficial ownership.

(6) As of December 31, 1994, Mr. McGill also beneficially owned 5,125 shares of the common stock of Life Technologies, Inc., an affiliate of the Company ("LTI"). "All Directors, Nominees and Executive Officers as a Group" beneficially owned 68,902 shares of LTI common stock. Mr. McGill's adult children owned an additional 1,000 shares of LTI common stock, in which Mr. McGill disclaims any beneficial ownership.

(7) As reported on its most recent Schedule 13G, as of December 31, 1994, Fleet Financial Group, Inc. (of which Fleet Bank, N.A. is a member) beneficially owned 32,191 shares in addition to the shares held in the trusts described in footnotes 3, 4 and 5.

                           (1) ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide for three classes of directorships, with the term of one class expiring at each annual meeting of the shareholders. Pursuant to the Bylaws, the Board of Directors has determined that effective on the date of the 1995 annual meeting the Company shall have nine directorships, three in the class whose term will expire in 1998, three in the class whose term will expire in 1997 and three in the class whose term will expire in 1996. At the 1995 annual meeting, three directors are to be elected to constitute the class whose term will expire in 1998. It is intended that the shares represented by the accompanying proxy will be voted for the election of Robert M. Furek, Martha Clark Goss and Glen L. Urban to constitute the class whose term will expire in 1998, unless the proxy specifies otherwise.

     If for any reason any nominee should be unavailable to serve as a director at the time of the meeting, a contingency which the Board of Directors does not expect, the shares represented by the accompanying proxy may be voted for the election in his stead of such person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all such nominees. Nominees shall be elected by a majority of the shares represented in person or by proxy at the meeting. An abstention shall be included in the determination of the number of shares present and voting, but shall not be counted as a vote in favor of the election of a nominee. Broker non-votes shall not be counted for any purpose. The following information relates to the nominees listed above and to the other directors of the Company.

                                    NOMINEES

  -------------------   ROBERT M. FUREK                                              Director
  -------------------                                                                since 1990
                        Mr. Furek, age 52, has been president and chief executive officer of
                        Heublein Inc. (wine and spirits producer) since prior to 1989. Mr.
                        Furek is a director of Connecticut Mutual Life Insurance Company.

                        Mr. Furek is Chairman of the Compensation & Organization Committee
                        and is on the Audit Committee.

  -------------------   MARTHA CLARK GOSS                                           Director
  -------------------                                                               since 1992
                        Mrs. Goss, age 45, became the enterprise integrated control officer of The Prudential Insurance Company of America in August 1994. Since
                        October 1993, she has been a senior vice president of The Prudential
                        Insurance Company of America. From March 1992 to August 1994, Mrs.
                        Goss was president of Prudential Asset Management Company, a subsidiary of The Prudential Insurance Company of America, and from
                        January 1989 to March 1992, she was president and chief executive officer of Prudential Power Funding Associates. Mrs. Goss is a
                        director of Foster Wheeler Corporation (engineering, construction and manufacturing).

                        Mrs. Goss is on the Compensation & Organization Committee and the
                        Audit Committee.

  -------------------   GLEN L. URBAN                                                Director
  -------------------                                                                since 1989
                        Dr. Urban, age 54, has been dean of the Alfred P. Sloan School of
                        Management at the Massachusetts Institute of Technology since 1993, and a professor of marketing and management sciences at the Alfred P.
                        Sloan School of Management since prior to 1989. Dr. Urban is a director of Information Resources Inc. (develops and maintains computerized data bases and software).

                        Dr. Urban is on the Audit Committee and the Environmental & Safety
                        Committee.

                                       OTHER DIRECTORS

 Term Expiring in 1997:

  -------------------   CHARLES H. CURL                                              Director
  -------------------                                                                since 1992
                        Mr. Curl, age 46, has been president of Curl & Associates
                        (independent management consulting firm) since 1990. From May 1989 to
                        December 1989, Mr. Curl was Vice President--Strategic Planning,
                        Direct Sales Group of Avon Products, Inc. (beauty products). From
                        December 1988 to May 1989, he was Vice President--International
                        Planning and Development of Avon Products, Inc.

                        Mr. Curl is on the Compensation & Organization Committee and the
                        Environmental & Safety Committee.

  -------------------   PETER G. KELLY                                               Director
  -------------------                                                                since 1994
                        Mr. Kelly, age 57, has been chairman of Updike, Kelly & Spellacy,
                        P.C., a Hartford, Connecticut based law firm, since prior to 1989. He also has been chairman of Black, Manafort, Stone & Kelly (Alexandria,
                        Virginia), which is a subsidiary of Burson-Marsteller, a worldwide public relations firm, since prior to 1989. Mr. Kelly is a director of Phillips Screwdriver Corp. (manufacturer and licensor).

                        Mr. Kelly is on the Audit Committee and the Environmental & Safety
                        Committee.

  -------------------   JEAN-FRANCOIS SAGLIO                                         Director
  -------------------                                                                since 1991
                        Mr. Saglio, age 58, has been president of ERSO (a consulting company in France) since 1994. From 1992 to 1994, he was senior vice president of CEA Industrie (industrial and financial holding company of the French Atomic Energy Commission). From 1991 to 1992, Mr.
                        Saglio was "ingenieur general des mines," French Ministry of
                        Industry, and from 1988 to 1990, he was senior vice president of
                        Roussel Uclaf (pharmaceuticals and chemicals). Mr. Saglio was a member of the cabinet of M. Pompidou, President of France, and also was director of the French Administration of Environment Protection.

                        Mr. Saglio is on the Environmental & Safety Committee.

 Term Expiring in 1996:

  -------------------   BERNARD M. FOX                                               Director
  -------------------                                                                since 1990
                        Mr. Fox, age 52, has been president and chief executive officer of
                        Northeast Utilities (public utility holding company) since 1993. From prior to 1989 to 1993, he was president and chief operating officer of Northeast Utilities. Mr. Fox is a director of Shawmut National
                        Corp. (bank holding company) and of CIGNA Corp. (insurance) and is a trustee of Northeast Utilities.

                        Mr. Fox is Chairman of the Audit Committee and is on the Compensation
                        & Organization Committee.


  -------------------   K. GRAHAME WALKER                                           Director
  -------------------                                                               since 1989
                        Mr. Walker, age 57, has been chairman, president and chief executive officer of the Company since April 1993. From December 1989 to April
                        1993, he was president and chief executive officer of the Company, and from April 1988 to December 1989, he was president and chief operating officer of the Company. He is a director of Barnes Group
                        Inc. (manufacturer and distributor of industrial parts and supplies)
                        and Life Technologies, Inc. (life science/biotechnology products), an affiliate of the Company.

  -------------------   GEORGE M. WHITESIDES                                        Director
  -------------------                                                               since 1985
                        Dr. Whitesides, age 55, has been a professor of chemistry at Harvard
                        University since prior to 1989. Dr. Whitesides is a director of
                        Advanced Magnetics, Inc. (medical diagnostic products), Hyperion
                        Catalysis, Inc. (medical products), Geltex, Inc. (physical research)
                        and Bioinformation Associates (management consulting services).

                        Dr. Whitesides is Chairman of the Environmental & Safety Committee
                        and is on the Audit Committee.

     The Board of Directors currently has ten members, two of whom are officers of the Company. Robert E. McGill, III, whose term as director expires on the date of the 1995 annual meeting, will not stand for reelection. Mr. McGill, age 63, served as Executive Vice President -- Finance and Administration of the Company from 1989 to December 1994, when he retired.

     The Board of Directors had six meetings in 1994, and six meetings have been scheduled for 1995. The Board of Directors has appointed a Compensation & Organization Committee, an Audit Committee and an Environmental & Safety Committee, but has not appointed a nominating committee.

     The Compensation & Organization Committee is composed of the following four members, none of whom is an officer or employee of the Company or its subsidiaries: Robert M. Furek, Chairman, Charles H. Curl, Bernard M. Fox and Martha Clark Goss. This Committee monitors the Company's compensation policy, with particular emphasis on pension and officer remuneration matters. It also is concerned with Company and Board of Director organizational matters, and administers the granting of restricted stock under the Company's Long Term Incentive Plan and the granting of stock options under the Company's stock option plans. Five meetings of the Compensation & Organization Committee were held in 1994, and five meetings have been scheduled for 1995.

     The Audit Committee is composed of the following six members, none of whom is an officer or employee of the Company or its subsidiaries: Bernard M. Fox, Chairman, Robert M. Furek, Martha Clark Goss, Peter G. Kelly, Glen L. Urban and George M. Whitesides. Its meetings include, as a matter of course, private sessions with the Company's independent certified public accountants and internal auditors. The Committee recommends the selection of independent accountants to the Board of Directors and is concerned with the scope and quality of audit and quarterly reviews performed by the independent accountants as well as other services provided by them to the Company. The Audit Committee monitors the Company's policy on ethics and business conduct, the integrity of officers, accounting policies, internal control and the quality of accounting and published financial statements. Two meetings of the Audit Committee were held in 1994, and three meetings have been scheduled for 1995.

     The Environmental & Safety Committee is composed of the following five members: George M. Whitesides, Chairman, Charles H. Curl, Peter G. Kelly, Jean-Francois Saglio and Glen L. Urban. The Committee monitors and evaluates the Company's environmental and safety policies and practices and formulates recommendations in respect thereof to the Board of Directors. The Committee held five meetings in 1994 and has scheduled five meetings to be held in 1995.

     During 1994, each of the directors attended at least 75% of the total number of the meetings of the Board of Directors and of the committees on which he served, except Messrs. Furek and Urban, each of whom attended 69% of those meetings.

COMPENSATION OF DIRECTORS

     In 1994, each director of the Company who was not an officer of the Company or a subsidiary received (a) a fee of $1,000 for each meeting of the Board (with the exception of meetings not held at the Company's headquarters, for which a fee of $2,000 was paid), and (b) a fee of $1,000 for each meeting of a permanent committee of the Board. For 1994, the annual retainers for serving on the Board and for serving as Chairman of a permanent committee were $10,000 and $2,000, respectively.

     Pursuant to The 1994 Stock Plan for Outside Directors, which was approved at the 1994 annual meeting of shareholders, on December 31, 1994, each outside director was granted 200 shares of the Company's Common Stock (prorated for those directors serving part of 1994). As of December 31, 1994, the value of 200 shares of the Company's Common Stock was $4,350.

     In consideration of certain consulting services performed on behalf of the Company by Charles H. Curl, the Company paid Mr. Curl $17,250.

CERTAIN TRANSACTIONS AND LEGAL MATTERS

     At December 31, 1994, the Company had outstanding indebtedness of $173,243,462 to The Prudential Insurance Company of America. In addition, at December 31, 1994, the Company had $7,948,087 invested in a guaranteed investment contract with The Prudential Insurance Company of America. Martha Clark Goss serves as a senior vice president of The Prudential Insurance Company of America.

     Updike, Kelly & Spellacy, P.C., a law firm of which Mr. Kelly is chairman, rendered legal services to the Company during 1994. The fees paid by the Company to Updike, Kelly & Spellacy, P.C. for services rendered in 1994 totalled approximately $30,000.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table contains information concerning compensation paid or to be paid to the chief executive officer ("CEO") and the other four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during the past three completed fiscal years. The compensation reported in the following table includes all the compensation paid to the named executive officers for any year during which at any time they served as an executive officer. The information reported for Mr. Gettins, who became an executive officer of the Company on April 23, 1992, includes all the compensation paid to him for 1992.

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                            ANNUAL COMPENSATION                     AWARDS
                              ------------------------------------------------   ------------
          NAME AND                                             OTHER ANNUAL(2)     OPTIONS          ALL OTHER
     PRINCIPAL POSITION       YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)      (#)(3)      COMPENSATION($)(4)
- ----------------------------  ----   ------------   --------   ---------------   ------------   ------------------
K. Grahame Walker,            1994      547,500     400,780          7,805          18,500            141,250
Chairman, President and       1993      500,250     300,520          6,686          25,000            120,119
Chief Executive Officer       1992      447,500     241,300          2,658          25,000            114,185

Robert E. McGill, III,        1994      313,500     207,920          5,364          10,000            248,879
Executive Vice President --   1993      300,000     163,330          4,812          15,000             67,441
Finance and Administration    1992      277,500     136,175          3,362          15,000             72,207

T. Daniel Clark,              1994      177,000     120,517          1,466           5,000             12,572
Vice President and            1993      165,250      87,470          1,439           6,000             33,770
Senior Division President,    1992      152,250      70,305            925           6,000             31,170
Dexter Packaging Products

Kathleen Burdett,             1994      166,250      91,870            275           3,000             30,778
Vice President and            1993      150,625      68,670            235           4,000             27,770
Controller                    1992      134,375      53,780            170           5,000             20,742

R. Barry Gettins,             1994      199,750      57,486          1,570           9,000             37,823
Vice President and            1993      184,000      90,213          1,063           8,000             37,670
Senior Division President,    1992      171,950     102,088            950           7,500             30,000
Dexter Nonwovens Division

- ---------------
(1) The salaries reported above for Mr. Walker and Mr. McGill include payments received by them from Life Technologies, Inc. as directors fees. The amount of these payments in 1994, 1993 and 1992 were as follows: Mr.
    Walker -- $15,000, $16,500 and $10,000; and Mr. McGill -- $17,000, $18,000
    and $12,500.
(2) The other annual compensation reported above includes the amounts paid by the Company to the executive officers for reimbursement of income taxes incurred by the executive officers in connection with the term life insurance premiums paid by the Company on the executive officer's behalf.
(3) As more fully described on pages 9-10 of this proxy statement, the named executive officers were issued restricted shares pursuant to the Long Term Incentive Plan, in addition to the stock options reported above. The aggregate number of restricted shares held by the named executive officers as of December 31, 1994 and the value thereof (as of the date of grant) are as follows: K. Grahame Walker -- 12,500 shares, $318,750; Robert E. McGill, III -- 7,450 shares, $189,975; T. Daniel Clark -- 3,000 shares, $76,500;
    Kathleen Burdett -- 2,350 shares, $59,925; and R. Barry Gettins -- 4,000 shares, $102,000. Unless and until the restricted shares are forfeited, dividends will be paid on such shares.
(4) The other compensation reported above is composed of three principal components: (a) the contribution payable to the Employees' Savings and Profit Sharing Retirement Income Trust, (b) the benefit payable under the Amended and Restated Retirement Equalization Plan, and (c) term life insurance premiums. The respective amounts for each of the named executive officers are as follows: K. Grahame Walker -- $19,358, $112,563 and $9,329; Robert E. McGill, III -- $19,330, $73,500 and $6,049; T. Daniel
    Clark -- $10,618, $0 and $1,954; Kathleen Burdett -- $19,218, $11,201 and
    $359; and R. Barry Gettins -- $19,292, $16,359 and $2,172. The other compensation reported for Mr. McGill for 1994 also includes a severance benefit ($150,000) which was paid to Mr. McGill on December 31, 1994, as more fully described on page 12 of this proxy statement.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table discloses information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                    VALUE AT
                                    INDIVIDUAL GRANTS                                        ASSUMED ANNUAL RATES OF
- -----------------------------------------------------------------------------------------          STOCK PRICE
                       NUMBER OF                                                                  APPRECIATION
                       SECURITIES                                                                FOR OPTION TERM
                       UNDERLYING    % OF TOTAL OPTIONS    EXERCISE                          -----------------------
                        OPTIONS     GRANTED TO EMPLOYEES     PRICE         EXPIRATION           5%            10%
        NAME           GRANTED(#)      IN FISCAL YEAR      ($/SHARE)          DATE           ($) (A)        ($) (A)
- ---------------------  ----------   --------------------   ---------   ------------------    --------      ---------
K. Grahame Walker....     6,167              3.9%           $ 25.50    February 21, 2000      $53,480       $121,328
                          6,167              3.9%           $ 25.50    February 21, 2001      $64,017       $149,186
                          6,166              3.9%           $ 25.50    February 21, 2002      $75,072       $179,810

Robert E. McGill,
  III................     3,333              2.1%           $ 25.50    February 21, 2000      $28,908        $65,583
                          3,333              2.1%           $ 25.50    February 21, 2001      $34,604        $80,641
                          3,334              2.1%           $ 25.50    February 21, 2002      $40,592        $97,224

T. Daniel Clark......     1,667              1.1%           $ 25.50    February 21, 2000      $14,454        $32,791
                          1,667              1.1%           $ 25.50    February 21, 2001      $17,302        $40,320
                          1,666              1.1%           $ 25.50    February 21, 2002      $20,284        $48,583

Kathleen Burdett.....     1,000               .6%           $ 25.50    February 21, 2000       $8,672        $19,675
                          1,000               .6%           $ 25.50    February 21, 2001      $10,381        $24,192
                          1,000               .6%           $ 25.50    February 21, 2002      $12,175        $29,162

R. Barry Gettins.....     3,000              1.9%           $ 25.50    February 21, 2000      $26,017        $59,024
                          3,000              1.9%           $ 25.50    February 21, 2001      $31,143        $72,577
                          3,000              1.9%           $ 25.50    February 21, 2002      $36,525        $87,485

- ---------------
(a) The five percent and ten percent rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's Common Stock. No gain to the optionees is possible without an increase in stock price, which would benefit all shareholders commensurately. At the five percent and ten percent annual rates of stock appreciation, the stock price would be $37.68 and $54.66, respectively, in the year 2002, and the total value realized by all the shareholders would be $297,240,234 and $711,942,045, respectively, based on the shares outstanding at December 31, 1994.

     The option grants described in the foregoing table were made pursuant to The Dexter Corporation 1988 Stock Option Plan (the "Option Plan"). On February 21, 1994, three grants of stock options were made to each of the executive officers named in the Summary Compensation Table. The first grant will vest on February 21, 1995, the second grant will vest on February 21, 1996, and the third grant will vest on February 21, 1997. All grants become exercisable without regard to any performance-based conditions upon vesting. All options expire five years after vesting. The exercise price for all options granted in 1994 under the Option Plan is the fair market value per share of the Company's Common Stock on the date of grant and is not subject to change. The Option Plan does not permit the grant of stock appreciation rights, or other instruments, in tandem with options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table set forth below discloses certain information concerning the exercise of stock options during the last completed fiscal year by the executive officers named in the Summary Compensation Table as well as certain information concerning the number and value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                         NUMBER OF               VALUE OF
                                                                   SECURITIES UNDERLYING        UNEXERCISED
                                                                        UNEXERCISED            IN-THE-MONEY
                                                                     OPTIONS AND SARS        OPTIONS AND SARS
                                                                       AT FY-END(#)           AT FY-END($)(A)
                                    SHARES
                                   ACQUIRED           VALUE            EXERCISABLE/            EXERCISABLE/
             NAME               ON EXERCISE(#)     REALIZED($)         UNEXERCISABLE           UNEXERCISABLE
- ------------------------------  --------------     -----------     ---------------------     -----------------
K. Grahame Walker.............                                         107,249/43,501           $ 34,100/$0
Robert E. McGill, III.........                                          48,334/25,000           $  1,250/$0
T. Daniel Clark...............         900          $   8,307           26,150/11,000           $ 13,252/$0
Kathleen Burdett..............                                          15,616/ 7,334           $  4,289/$0
R. Barry Gettins(b)...........         750          $  13,844           25,625/16,834           $  7,972/$0

- ---------------
(a) The value of unexercised options was determined using the closing price of the Company's Common Stock as of December 31, 1994.

(b) Mr. Gettins exercised 750 stock appreciation rights in tandem with his exercise of 750 stock options. The sum of $13,844 represents the total value realized on the exercise of both the stock appreciation rights and the stock options.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The table set forth below discloses certain information concerning the grant of restricted shares of the Company's Common Stock during the last completed fiscal year to the executive officers named in the Summary Compensation Table. The grants were made pursuant to the Company's 1994 Long Term Incentive Plan.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                PERFORMANCE        ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                               NUMBER OF         OR OTHER                      PRICE-BASED PLANS
                             SHARES, UNITS     PERIOD UNTIL      ---------------------------------------------
                               OR OTHER        MATURATION OR     THRESHOLD(B)      TARGET(C)      MAXIMUM(C)
           NAME                 RIGHTS           PAYOUT(A)       (# OF SHARES)   (# OF SHARES)   (# OF SHARES)
- ---------------------------  -------------     -------------     -------------   -------------   -------------
K. Grahame Walker..........   6,250 shares       May 4, 1997         1,562           6,250           6,250
                              6,250 shares       May 4, 2000         1,562           6,250           6,250
Robert E. McGill, III......   3,725 shares       May 4, 1997           931           3,725           3,725
                              3,725 shares       May 4, 2000           931           3,725           3,725

T. Daniel Clark............   1,500 shares       May 4, 1997           375           1,500           1,500
                              1,500 shares       May 4, 2000           375           1,500           1,500

Kathleen Burdett...........   1,175 shares       May 4, 1997           294           1,175           1,175
                              1,175 shares       May 4, 2000           294           1,175           1,175

R. Barry Gettins...........   2,000 shares       May 4, 1997           500           2,000           2,000
                              2,000 shares       May 4, 2000           500           2,000           2,000

- ---------------
(a) The restricted shares reported in this table were granted to the named executive officers on May 4, 1994, and are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial targets during the three year period commencing on January 1, 1994 and ending on December 31, 1996 ("performance target restrictions"), and (b) restrictions based on continuous employment by the Company over specified periods of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares granted to each executive officer are subject to both performance target restrictions and time-lapse restrictions. The remaining twenty-five percent are subject solely to time-lapse restrictions, which will lapse if the executive officer remains in the Company's employment through the date set forth in this column.

(b) If the Company fails to achieve at least 85% of the financial targets established for the performance target restrictions, then all the shares subject to performance target restrictions will be forfeited. Thus, the "Threshold" amount shown in this column is the number of restricted shares which are subject solely to time-lapse restrictions.

(c) The "Target" amount reflects the number of shares for which the performance target restrictions will lapse if the Company achieves 100% of the financial targets. No additional shares will be awarded if the Company achieves more than 100% of the financial targets. Accordingly, the "Maximum" amount is the same as the "Target" amount.

PENSION PLANS

     The Company maintains The Dexter Pension Plan for the employees of certain divisions. Employees are eligible to participate in the pension plan after one year of service and after attaining age 21 and become fully vested after five years of service. The annual benefit payable upon normal retirement is equal to the sum of: (i) 1.5% of a participant's average compensation times the participant's years of service prior to January 1, 1976; (ii) 1% of the participant's average annual compensation times the participant's years of service after December 31, 1975; and (iii) .5% of the participant's average annual compensation in excess of Social Security covered compensation times the participant's years of service after December 31, 1975. For purposes of calculating the annual benefit, a participant shall be credited with no more than 35 years of service. The annual benefit payable upon normal retirement (age
65) is reduced or increased, respectively, if the participant elects an early retirement or postponed retirement. Messrs. Walker and Clark, while employed by divisions of the Company, each participated in the pension plan. The estimated annual benefits payable under the pension plan to Messrs. Walker and Clark, upon normal retirement, are $47,018 and $18,732, respectively. Messrs. McGill and Gettins and Ms. Burdett are not participants in the pension plan.

     The Company has a supplemental retirement plan intended to provide retirement benefits, supplementing those provided under other plans, to certain executive officers and key employees. The executive officers named in the Summary Compensation Table are participants in the supplemental retirement plan. Upon retirement, participants are entitled to receive an annual benefit equal to 55% of their average final compensation (the annual average of (a) salaries, and (b) cash incentive payments, during the highest 60 consecutive calendar months of a participant's last ten years as a participant in the plan) less all other retirement benefits received (including the full primary Social Security benefit and all retirement benefits from other Company-related plans and plans of other employers). Unless otherwise stipulated by the Board of Directors, such annual benefit will be reduced ratably for employment of less than, and will not be increased for employment of more than, 20 years of service with the Company.

     The following table shows the estimated annual benefit (prior to an offset for other retirement benefits received) which participants are entitled to receive under the supplemental retirement plan, on a straight life annuity basis assuming retirement at age 65 in the indicated compensation classification with certain years of service. If the annual retirement benefits payable to a participant under other Company-related plans and plans of other employers (plus his or her primary Social Security benefit) exceed the annual retirement benefit shown in the table, the participant will instead receive the benefits payable under those other plans.

  AVERAGE                              YEARS OF SERVICE
   FINAL         ------------------------------------------------------------
COMPENSATION        15           20           25           30           35
- ------------     --------     --------     --------     --------     --------
125,000...       $ 51,563     $ 68,750     $ 68,750     $ 68,750     $ 68,750
150,000...         61,875       82,500       82,500       82,500       82,500
175,000...         72,188       96,250       96,250       96,250       96,250
200,000...         82,500      110,000      110,000      110,000      110,000
225,000...         92,813      123,750      123,750      123,750      123,750
250,000...        103,125      137,500      137,500      137,500      137,500
300,000...        123,750      165,000      165,000      165,000      165,000
350,000...        144,375      192,500      192,500      192,500      192,500
400,000...        165,000      220,000      220,000      220,000      220,000
450,000...        185,625      247,500      247,500      247,500      247,500
500,000...        206,250      275,000      275,000      275,000      275,000

     The number of credited years of service as of December 31, 1994 is 29 for
K. Grahame Walker, 20 for Robert E. McGill, III, 21 for T. Daniel Clark, 13 for Kathleen Burdett, and 21 for R. Barry Gettins.

SEVERANCE AGREEMENTS

     The Company has entered into agreements with the executive officers named in the Summary Compensation Table and with certain other executive officers and key employees of the Company which, in the event of a change of control, provide for certain benefits in the following circumstances: (i) involuntary termination of the individual's employment within 395 days of the change in control for reasons other than death, permanent disability, attainment of age 65 or cause;
(ii) resignation within 395 days of the change of control for good reason; and
(iii) resignation for any reason during the thirty-day period immediately preceding the expiration of the severance period. In such circumstances, the employee shall be entitled to a severance payment equal to a certain percentage (200% in the case of the executive officers named in the Summary Compensation Table) of (i) the employee's base salary at the time of termination or resignation, and (ii) the highest annual incentive compensation paid in any of the three full years immediately prior to the change of control. In addition, the employee will be entitled to a continuation of certain employee welfare benefits for a certain period (two years in the case of the executive officers named in the Summary Compensation Table) provided by the Company on the date of the change of control, and the employee will be credited with a certain number of additional years of service (two in the case of the executive officers named in the Summary Compensation Table) for retirement income plan purposes. The employees are also entitled to receive additional payments, if necessary, to reimburse the employee for (i) any legal expenses, plus interest thereon, incurred in enforcing or defending a severance agreement, and (ii) any excise tax liability that may be imposed by reason of Section 4999 of the Internal Revenue Code. For purposes of the severance agreements, the term "change of control" means: (i) the Company is merged, consolidated or reorganized, (ii) the Company sells substantially all of its assets, (iii) a person acquires beneficial ownership of 19% or more of the Company's Common Stock, (iv) a contract or transaction is entered into which will result in a change of control within two years, or (v) the Company's board of directors changes within a two year period such that the directors at the beginning of such two year period do not constitute a majority of the directors at the end of such two year period.

     On December 31, 1994, Robert E. McGill, III resigned as an executive officer of the Company. The Company has agreed to pay Mr. McGill the sum of $300,000 ($150,000 of which was paid on December 31, 1994) and to continue certain of Mr. McGill's employee benefits for a limited period of time.

                REPORT OF COMPENSATION & ORGANIZATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation & Organization Committee ("Compensation Committee") is responsible for, among other things, establishing the compensation policies applicable to executive officers. The Compensation Committee is composed exclusively of outside directors. There are presently four members: Robert M. Furek, Chairman, Charles H. Curl, Bernard M. Fox and Martha Clark Goss.

OVERALL POLICY

     The Company's executive compensation program is designed to be linked to corporate performance and returns to shareholders. Of particular importance to the Company up to this time has been the restructuring of the Company's businesses into strategic segments of global markets in such a manner as to preserve its ability to grow and enhance its competitiveness for the rest of the decade and beyond. Shorter term performance, although scrutinized by the Compensation Committee, stands behind issues of viability and furtherance of strategic goals. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to growth of the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and shareholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive evaluation, based on compensation surveys prepared by independent compensation consultants, of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to a peer group of public corporations (the "Compensation Peer Group") which, in the view of the Compensation Committee, represent the Company's most direct competitors for executive talent. There are currently 16 companies in the Compensation Peer Group, which is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge. It is the Compensation Committee's policy to target overall compensation for executive officers of the Company at a level which is at the average paid for such positions by the Compensation Peer Group. A variety of other factors, however, including position and time in position, experience, and both company performance and individual performance, will have an impact on individual compensation amounts.

     The Compensation Committee believes that the Compensation Peer Group represents the group of companies for which remuneration data is available that compete most directly with the Company for executive talent. It should be noted that, while there are overlaps, the Compensation Peer Group is composed of a different group of companies than is contained in either of the indices used in the performance graph contained in this proxy statement.

     The Compensation Committee approves the compensation of the executive officers of the Company, including the individuals whose compensation is detailed in this proxy statement, and reviews the compensation policies and pay practices employed with respect to all the Company's other executive-level employees. This is designed to ensure consistency throughout the executive compensation program.

     The key elements of the Company's executive compensation program in 1994 consisted of base salary, annual incentive compensation, stock options and restricted stock awards. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the CEO, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below.

BASE SALARIES

     Base salaries for executive officers are established by evaluating, on an annual basis, the performance of such individuals (which evaluation involves management's consideration of such factors as responsibilities of the position held, contribution toward achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement), and by reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions at companies within the Compensation Peer Group.

     The Compensation Committee took into account the CEO's performance, the substantial restructuring of the Company, which the CEO has led over the past several years, the compensation market for senior executives, and a substantial reduction in the going forward cost of running the Company, which the CEO has led, in establishing the CEO's base salary. Based upon this evaluation, the Compensation Committee established a base salary of $545,000 for the period commencing April 1, 1994 and ending March 31, 1995, an increase of 10% over the $495,000 base salary paid to him during the immediately preceding 12 month period.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation accounts for a significant percentage of each executive officer's compensation. Executive officers and other executive-level employees participate in the Company's Executive Incentive Compensation Plan ("EIC Plan"), which is a pay-for-performance plan designed to compensate executives for performance that increases shareholder value over time. The EIC Plan is approved by the Compensation Committee and is reviewed annually.

     The EIC Plan has two performance components: (1) corporate and/or division financial performance and (2) the assessment by the Company's management of the executive's individual performance. Each year the Compensation Committee reviews the specific financial measures to be used and approves the target payout amounts for all executive officers of the Company. The target payouts are determined by reference to each executive's job classification as determined pursuant to a Hay point system. The Hay point system evaluates jobs according to the knowledge required to do the job, the intensity of thinking needed to solve the problems commonly faced, and the accountability of the position. In 1994, the sole financial measure for corporate financial performance, which was approved by the Compensation Committee, was operating earnings (before interest and taxes). The financial measure used in 1994 for individual divisions, on the other hand, included several from a variety of factors, such as sales growth, gross margin, growth in operating earnings, return on investment and strategic milestones. These factors were weighted differently for each division to reflect the corporate management's assessment of those issues that were in need of emphasis, all in accordance with the Company's strategic plan.

     The four most highly compensated executive officers other than the CEO were eligible to receive incentive compensation payouts in 1994 ranging from 50% to 70% of their base salaries in the event that financial performance targets were fully achieved, which amounts were subject to further adjustment, up or down, based upon management's assessment of individual performance. Because operating earnings of the Company (before interest and taxes) were .5% above the targeted amount established by the Compensation Committee for 1994, and because the Company's divisions did not all achieve the financial measures necessary for a full payout, the actual payout amounts for these individuals ranged from 28% to 70% of their base salaries. The assessment of management as to the performance of these individuals did not result in a significant (over 10%) reduction or increase in the amount of the payout.

     The CEO was eligible to receive an incentive compensation payout in 1994 equal to 75% of his base salary, which is the same as last year. There was no reduction or increase in the CEO's incentive compensation payout based on an assessment of the CEO's individual performance. Because operating earnings of the Company (before interest and taxes) were .5% above the targeted amount established by the Compensation Committee for 1994, the

CEO's actual payout was approximately 75% of his base salary, or $400,780. This represents an increase from the $300,520 of incentive compensation paid to the CEO under the EIC Plan in 1993. This increase is attributable to the Company's financial performance and to the increase in the CEO's base salary from 1993 to 1994.

     Incentive compensation is paid quarterly although the amounts paid by the EIC Plan are based on and adjusted for the Company's and/or a division's annual performance. Because the purpose of the EIC Plan is to reward performance that increases shareholder value over time, the plan requires that the return to shareholders, apart from unusual items, exceeds the cost of capital (9.7% for 1994) before any executive incentive compensation is paid. There are also minimum thresholds established for payouts to division employees, which thresholds vary from division to division.

STOCK OPTIONS

     The third component of executive compensation is the Company's stock option plan, pursuant to which the Company has granted to executive officers and key employees options to purchase shares of its Common Stock. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant, vest over three years and expire five years from the date of vesting.

     A total of 157,095 options were granted to executive officers and key employees in 1994 under the Company's stock option plan, 18,500 of which were granted to the CEO and 27,000 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of options granted in 1994 was based upon the Hay points for each position and management's assessment of individual performance.

     It is presently the intention of the Compensation Committee to replace stock options with restricted stock awards as the principal form of long term incentive compensation to be awarded to the Company's executive officers and other senior management in the future.

RESTRICTED STOCK AWARDS

     The final component of executive compensation is the Company's 1994 Long Term Incentive Plan, pursuant to which, in 1994, the Company granted restricted stock awards to executive officers and other senior management.

     A total of 64,250 shares of restricted stock were granted to executive officers and other senior management in 1994, 12,500 of which were granted to the CEO and 16,800 of which were granted (in the aggregate) to the four other executive officers named in the Summary Compensation Table. The number of restricted stock awards granted in 1994 was based upon the Hay points for each position and management's assessment of individual performance.

     Restricted stock awards are intended to align the interests of executives with those of the shareholders. The shares of restricted stock issued to executive officers and other senior management in 1994 are subject to two types of restrictions: (a) restrictions based on the achievement by the Company of certain financial performance targets during the three year period commencing on January 1, 1994 and ending on December 31, 1996 ("performance target restrictions") and (b) restrictions based on continuous employment of the recipient over a specified period of time ("time-lapse restrictions"). Seventy-five percent of the restricted shares issued in 1994 are subject to both performance target restrictions and time-lapse restrictions. The remaining 25 percent of the restricted shares are subject solely to time-lapse restrictions. This approach is intended to incentivize the creation of shareholder value over the long term.

DEDUCTIBILITY OF COMPENSATION

     On December 20, 1993, the Internal Revenue Service issued proposed regulations pursuant to Internal Revenue Code Section 162(m). These proposed regulations were amended in 1994, but, as of the date of this proxy statement, no final regulations have been issued. Section 162(m), which was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to up to five executives individually, is

$1 million per individual, per year, subject to certain specified exceptions. All compensation payments in 1994 to the five executive officers named in the Summary Compensation Table will be fully deductible. The Company will review the final regulations after they are issued by the Internal Revenue Service and determine what, if any, action is appropriate in regard to deductibility of compensation payments in future years.

CONCLUSION

     Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation over the long term. The Compensation Committee intends to continue and strengthen the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the fluctuations of the business cycle from time to time may result in an imbalance for a particular period.

                                          Compensation & Organization Committee

                                          Robert M. Furek, Chairman
                                          Charles H. Curl
                                          Bernard M. Fox
                                          Martha Clark Goss

PERFORMANCE GRAPH

     The following graph shows how an initial investment of $100 in the Company's Common Stock would have compared to an equal investment in the S&P 500 Index or in the S&P Specialty Chemicals Index over the five-year period beginning December 31, 1989 and ending December 31, 1994. The graph reflects reinvestment of all dividends.

     NOTE: The total shareholder return shown on the graph below is not necessarily indicative of future returns on the Company's Common Stock.

                            COMPARISON OF FIVE YEAR
                      CUMULATIVE TOTAL SHAREHOLDER RETURN

             (ASSUMING AN INVESTMENT OF $100 ON DECEMBER 31, 1989)


      MEASUREMENT PERIOD          THE DEXTER        S&P 500      S&P SPECIALTY
    (FISCAL YEAR COVERED)         CORPORATION        INDEX      CHEMICALS INDEX
1989                                 100.00          100.00          100.00
1990                                 100.14           96.89           96.11
1991                                 107.46          126.42          135.68
1992                                 133.10          136.05          143.73
1993                                 125.56          149.76          163.88
1994                                 120.68          151.74          143.07

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation & Organization Committee is composed of four members:
Robert M. Furek, Chairman, Charles H. Curl, Bernard M. Fox and Martha Clark Goss. During 1994, none of the executive officers of the Company served as a director of another entity, one of whose executive officers served as a director of the Company. As described above under the heading "Certain Transactions and Legal Matters," Martha Clark Goss serves as a senior vice president of The Prudential Insurance Company of America, with which the Company has outstanding indebtedness totalling $173,243,462.

                    (2) RATIFICATION OF SELECTION OF AUDITOR

     The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand, independent certified public accountants, to audit the accounts of the Company for the year 1995, and it is proposed that the selection of such firm be ratified by the shareholders at the meeting.

     Coopers & Lybrand audited the accounts of the Company and certain employee benefit plans for the year 1994. In connection with its audit function, Coopers & Lybrand reviewed the Company's 1994 quarterly and annual reports to its shareholders and certain filings with the Securities and Exchange Commission. In addition, during 1994, Coopers & Lybrand provided other professional services to the Company.

     The Audit Committee approved in advance the nature of the professional services for which the Company retained the firm of Coopers & Lybrand, considering the possible effect of such retention on the independence of such firm, and has determined that the services provided were within the scope of such approval.

     Representatives of Coopers & Lybrand are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

     The Board of Directors recommends that the shareholders vote FOR the proposal to ratify the selection of Coopers & Lybrand as auditor of the accounts of the Company for the year 1995.

            (3) SHAREHOLDER PROPOSAL CONCERNING SEVERANCE AGREEMENTS

     Mr. William Steiner, 4 Radcliffe Drive, Great Neck, New York 11024, acting on behalf of The William Steiner 1990 Trust, holder of 150 shares of the Company's Common Stock, has requested that the following proposal be considered at this year's meeting:

    "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting at the meeting.

                              SUPPORTING STATEMENT

    Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes". These contracts are awarded without shareholder approval.

    The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

    Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

    As a founding member of the Investors Rights Association of America it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

    I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

BOARD OF DIRECTORS RECOMMENDATION:

The Board recommends a vote AGAINST this proposal.

     The Board believes that retaining the discretion to offer severance agreements to the Company's officers and directors is an important means available to the Board to attract and retain experienced and highly qualified executives. Past experience has shown that severance agreements permit executives to remain focused and objective during a critical situation and to act decisively to protect the Company and stockholder value. For example, such agreements act to deter efforts by executive headhunters who occasionally seek to raid the executive talent pool of a company during a period of crisis or transition. Requiring stockholder approval of severance agreements would weaken the Board's flexibility to respond in the competitive marketplace, thereby depriving the Company and its stockholders of the leadership necessary to ensure steady growth and maximize stockholder value over the long term. The Company needs the discretion to offer severance agreements to officers and directors when management continuity is considered critical to the Company's continued success.

     The Company has entered into severance agreements with 20 senior executives, the terms of which are described on pages 11-12 of this proxy statement. It should be noted that the Company has fully disclosed the existence and nature of these severance agreements for several years in past proxy statements. It should also be noted that none of these severance agreements provide for the kind of large cash awards referred to in the stockholder proposal, i.e. awards which exceed three times annual compensation.

     Accordingly, a vote AGAINST this proposal is recommended.

                               (4) OTHER MATTERS

     The Board of Directors does not know of any matters which will be presented for action at the meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters should come before the meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

                           PROPOSALS OF SHAREHOLDERS

     In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to next year's annual meeting of shareholders, proposals of shareholders intended to be presented for action at that meeting must be received at the principal executive offices of The Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, marked for the attention of the Secretary, by November 10, 1995.

     Under the Company's Bylaws, notice of any other matter intended to be presented by a shareholder for action at next year's annual meeting must be addressed to the principal executive offices of The Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, marked for the attention of the Secretary, and must contain the information required by the Bylaws. The notice must be received at the principal executive offices during the period from December 22, 1995, through February 12, 1996, unless next year's annual meeting is called for a date prior to February 12, 1996, in which case notice must be received within fifteen days of when notice of the annual meeting is given.

                           ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K to the Securities and Exchange Commission for 1994 will be sent without charge after March 31, 1995, to any shareholder upon written request directed to:

                                          The Dexter Corporation
                                          Attention: Secretary
                                          One Elm Street
                                          Windsor Locks, CT 06096

                                          By order of the Board of Directors,

                                          BRUCE H. BEATT,
                                          Secretary

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES
ITEM 1. ELECTION OF ALL DIRECTOR NOMINEES: Robert M. Furek, Martha Clark Goss and Glen L. Urban (Pages 3-16)
 FOR all nominees       WITHHOLD        *EXCEPTIONS
listed above *(except   AUTHORITY       (Instruction: To withhold authority to
 as marked to the    to vote for all    vote for any individual nominee,
    contrary.)       nominees listed    write that nominee's name on the space
                         above.         provided below.)

                                        _______________________________________

       / /                / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2
ITEM 2. RATIFICATION OF AUDITORS
       (PAGE 16)

    FOR   AGAINST   ABSTAIN

    / /     / /       / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 3
ITEM 3. SHAREHOLDER PROPOSAL CONCERNING
     SEVERANCE AGREEMENTS (PAGE 16-17)

    FOR   AGAINST   ABSTAIN

    / /     / /       / /

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING,
YOUR SHARES CANNOT BE VOTED.

PLEASE SIGN THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF SIGNING FOR A CORPORATION OR PARTNERSHIP OR AS AGENT, ATTORNEY OR FIDUCIARY, INDICATE THE CAPACITY IN WHICH YOU ARE SIGNING. IF YOU DO ATTEND THE MEETING AND DECIDE TO VOTE BY BALLOT, SUCH VOTE WILL SUPERSEDE THIS PROXY.

DATED____________________________________________________________________, 1995

______________________________________________________________________________
                                  SIGNATURE

______________________________________________________________________________
                          SIGNATURE, IF HELD JOINTLY
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                             FOLD AND DETACH HERE

PROXY                       THE DEXTER CORPORATION                         PROXY

                      WINDSOR LOCKS, CONNECTICUT, U.S.A.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints K. Grahame Walker, Bernard M. Fox, and George
M. Whitesides, or any one or more of them, with power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of the shareholders of The Dexter Corporation (the "Company") to be held on April 27, 1995, and at any adjournments thereof, with all powers which the undersigned would possess if personally present, and to vote, as and to the extent indicated below all shares of stock which the undersigned may be entitled to vote at said meeting or any adjournments thereof, upon all matters that may properly come before the meeting, including the matters listed on the reverse side of this card which are more fully described in the Notice of Annual Meeting and Proxy Statement relating to said meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS AND TO THE EXTENT DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE: (a) FOR THE ELECTION OF ALL LISTED DIRECTOR NOMINEES, (b) IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATION ON THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, AND (c) AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING, YOUR SHARES CANNOT BE VOTED.

                                  (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)